Exhibit 2.1

                          SECURITIES EXCHANGE AGREEMENT


         SECURITIES EXCHANGE AGREEMENT ("this Agreement") dated as of December 14, 2001 by and between BE SAFE SERVICES, INC., a Delaware corporation ("Be Safe"), and the individuals whose names appear on the signature page hereof, each being a shareholder (the "Shareholders") of FIRST NATIONAL DATA BANK, INC., a Florida corporation ("FNDB").


                              W I T N E S S E T H:

         WHEREAS, as of December 14, 2001 there are 5,975,500 shares of common stock outstanding of FNDB (the "FNDB Stock") all of which are owned beneficially and of record, by the Shareholders who together own 100% of the issued and outstanding shares of FNDB Stock, each owning the number of shares set forth opposite their respective names on the signature page hereof.

         WHEREAS, Be Safe proposes to exchange all of the outstanding shares of FNDB in exchange for the issuance of an aggregate of 5,975,500 shares of Be Safe's common stock ("Be Safe Stock"), representing 56.85% of the post-closing, outstanding Be Safe Stock at a closing provided for in Section 2 of this Agreement.

         WHEREAS, the Board of Directors of Be Safe and FNDB have determined that it is desirable to effect a plan of reorganization meeting the requirement of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended and the parties intend that the issuance of the Be Safe Stock and exchange for the FNDB Stock shall qualify as a "tax free" reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                         ISSUANCE AND EXCHANGE OF SHARES

         1.1 Issuance and Exchange. At Closing to be held in accordance with the provisions of Article 2 below and subject to the terms and agreements set forth herein, Be Safe agrees to issue each of the Shareholders who agree to, severally and jointly, to exchange the number of authorized and newly issued shares of Be Safe Stock determined as provided in Section 1.2 below for each share of FNDB Stock owned by them. In consideration for the shares of Be Safe Stock to be exchanged, the Shareholders each shall deliver to Be Safe stock certificates evidencing their ownership of FNDB, together with duly executed stock powers to effectuate the transfer.

         1.2      Exchange Ratio.

         (a) At Closing, Be Safe shall exchange 5,975,500 shares of Be Safe Stock for each share of FNDB Stock in accordance with the distribution shown on the signature page hereof and as full consideration for the FNDB Stock.

         (b) No fractional shares of Be Safe Stock will be issued to any Shareholder. Accordingly, Shareholders who would otherwise be entitled to receive fractional shares of Be Safe Stock will, upon surrender of their certificate representing the fractional shares of FNDB Stock, receive a full share if the fractional share exceeds fifty percent (50%) and if the fractional share is less than fifty percent (50%) the fractional share shall be canceled.

         (c) An aggregate of 5,975,500 shares of Be Safe Stock shall be exchanged by and issued to all of the FNDB Shareholders.


                                    ARTICLE 2

                                     CLOSING

         2.       Closing.

         The consummation of the exchange by the Shareholders (the Closing") shall occur at the offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530 on the 30th day of November, 2001, or at such other place and/or on such other time and date as the parties may agree upon (the "Closing Date"). If the Closing fails to occur by December 15, 2001, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party or parties which is/are not in default of any of its or their respective representations, warranties or covenants if any other party or parties is in default of any of its or their respective representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

         2.1      Deliveries by Be Safe.

         Be Safe shall deliver, or cause to be delivered to the Shareholders:

         (a) As soon after the Closing as is feasibly possible and no later than three days after Closing, certificates for the shares of Be Safe Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Shareholdersand FNDB;

         (b) The certificates, resolutions, opinions and resignations specified in Article 6 below;

         (c)      All of the books and records of Be Safe.

         2.2      Shareholders' Deliveries.

         The Shareholders shall deliver to Be Safe:

         (a) A stock certificate or certificates evidencing the ownership of each Shareholder, of all shares of FNDB Stock currently owned by them, respectively, duly endorsed for transfer to Be Safe; and

         (b)      The certificates, resolutions and opinions specified in
                  Article 5 below.


                                    ARTICLE 3

                       REPRESENTATIONS OF ALL SHAREHOLDERS

         All of the Shareholders hereby represent and warrant to Be Safe as follows (it being acknowledged that Be Safe is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of Be Safe hereunder):

         3.1 Ownership of Stock. The Shareholders are the lawful owners of the shares of FNDB Stock to be transferred to Be Safe free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, except those listed on Schedule 3.1 hereto and the delivery to Be Safe of the FNDB Stock pursuant to the provisions of this Agreement will transfer to Be Safe valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of FNDB Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

         3.2 Authority to Execute and Perform Agreement; No Breach. Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the FNDB Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and, assuming due execution and delivery by, and enforceability against, Be Safe, constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholders or in connection with the execution and delivery by the Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby, other than as set forth on Schedule 3.2.

         The execution, delivery and performance of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

         (a) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Shareholder is a party or by or to which any of the properties and assets of any of the Shareholders may be bound or subject;

         (b) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Shareholder or the securities, assets, properties or business of any of them is bound; or

         (c)      violate any statute, law or regulation.

         3.3      Securities Matters.

         (a) The Shareholders have been advised that the Be Safe Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities act in reliance on exemptions therefrom.

         (b) The Be Safe Shares are being acquired solely for each Shareholder's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholders have no present plans to enter into any such contract, undertaking, agreement or arrangement and each Shareholder further understands that the Be Safe Shares, may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption;

         (c) The Shareholders acknowledge, in connection with the exchange of the Be Safe Shares, that no representation has been made by representatives of Be Safe regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by Be Safe pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and such other representations and warranties as set forth in this Agreement.

         (d) The Shareholders acknowledge that they are either an "accredited investor" within the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their FNDB Shares for Be Safe Shares and they are able to bear the economic risk of the transactions contemplated hereby.

         (e) The Shareholders agree that the certificate or certificates representing the Be Safe Shares will be inscribed with substantially the following legend:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion satisfactory to Be Safe'S counsel that registration is not required under said Act."


                                    ARTICLE 4

                    REPRESENTATIONS OF PRINCIPAL SHAREHOLDERS

         The Principal Shareholders (as indicated on the signature page hereof) hereby represent and warrant to Be Safe as follows:

         4.1 Existence and Good Standing. FNDB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNDB has the power to own or lease its properties and assets and to carry on its business as now being conducted. FNDB is duly qualified to do business and is in good standing in the jurisdiction set forth on Schedule 4.1.

         4.2 Capital Stock. FNDB has an authorized capitalization consisting of 50,000,000 shares of Common Stock, of which 5,975,500 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth as Schedule 4.2 attached hereto, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of the capital stock of FNDB, other than the exchange of the FNDB Shares as contemplated by this Agreement.

         4.3 Financial Statements and No Material Changes. Annexed hereto as
Schedule 4.3 are the audited balance sheets of FNDB; (the "Financial
Statements").

         The Financial Statements were carefully prepared from the books and records of FNDB, and contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of FNDB and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

         Since September 30, 2001 there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of FNDB whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of FNDB and to the best knowledge, information and belief of FNDB, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         4.4 Books and Records. The minute books of FNDB, all the contents of which have been previously made available to Be Safe and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of FNDB. Except as set forth on Schedule 4.4 attached hereto, FNDB does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FNDB.

         4.5      Title to Properties; Encumbrances.

         (a) Except as set forth on Schedule 4.5 attached hereto, FNDB has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by FNDB since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 4.5 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by FNDB in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 4.5 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

         (b) The rights, properties and other assets presently owned, leased or licensed, by FNDB reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit FNDB to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by FNDB are in satisfactory condition and repair, other than ordinary wear and tear.

                  No structure or improvement on the real property leased by FNDB, whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

         4.6 Leases. Schedule 4.6 attached hereto, contains an accurate and complete list and description of the terms of all leases to which either FNDB or any of its subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 4.6 (or required to be set forth on Schedule 4.6) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither FNDB nor any of its subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of FNDB, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by FNDB or any of its subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

         4.7 Material Contracts. Except as set forth on Schedule 4.7 attached hereto, neither FNDB or its subsidiaries has nor is bound by:

         (a) any agreement, contract or commitment relating to the employment of any person by FNDB or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

         (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

         (c) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

         (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

         (e) any management service, consulting or any other similar type contract;

         (f) any agreement, contract or commitment limiting the freedom of FNDB or any subsidiary to engage in any line of business or to compete with any Person;

         (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

         (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of FNDB or any subsidiary; or

         (i) any agreement, contract or commitment not reflected in the Financial Statement under which FNDB or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of FNDB.

         Each contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither FNDB or any subsidiary has violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) in any material respect, and, to the best knowledge, information and belief of FNDB, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

         4.8 Restrictive Documents. Other than as set forth on Schedule 4.8 attached hereto, neither FNDB or any subsidiary, nor Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of FNDB or any of its assets or property ("FNDB's Property", which for the purposes of this Agreement includes the assets and property of all of FNDB's subsidiaries), or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholders with the terms, conditions and provisions hereof or the continued operation of "FNDB's Business" after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of FNDB to conduct business in any area.

         4.9 Litigation. Except as set forth on Schedule 4.9 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Principal Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of FNDB or any subsidiary, threatened, against or affecting FNDB or any subsidiary, or any of their respective properties or rights, or against the Principal Shareholders, or any officer, director or employee of a Principal Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of FNDB's Business to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of FNDB; or (iii) the consummation of the transactions contemplated hereby and the Shareholders do not know of any valid basis for any such action, proceeding or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Principal Shareholders or FNDB, or any officer, director or employee of FNDB, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of FNDB to carry on its business as now conducted and as proposed to be conducted by Be Safe after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, or properties of FNDB; or (iii) the consummation of the transactions contemplated hereby.

         4.10 Taxes. Except as set forth on Schedule 4.10, FNDB and each of its subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, FNDB. Such returns and reports reflect accurately all liability for taxes of FNDB for the periods covered thereby. Except as set forth on Schedule 4.10, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, FNDB and each of its subsidiaries, have been fully paid and fully provided for in the books and financial statements of FNDB. No examination of any tax return of FNDB or of its subsidiaries, is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of FNDB. Schedule 4.10 attached hereto lists all tax sharing contracts, agreements or arrangements to which FNDB is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to FNDB.

         4.11 Liabilities. Except as set forth on Schedule 4.11, FNDB has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. FNDB is not in default in respect of the terms or conditions of any indebtedness.

         4.12 Insurance. Set forth on Schedule 4.12, attached hereto, is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy from December 31, 2000, through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) which FNDB and any of its subsidiaries maintain with respect to its business, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which FNDB and any of its subsidiaries and their respective property and assets are normally exposed in the operation of their businesses. Neither FNDB nor any of its subsidiaries is in default with respect to any material provision in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and neither FNDB nor any of its subsidiaries has received any notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on
Schedule 4.12, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

         4.13 Intellectual Properties. The operation of the business of FNDB or any of its subsidiaries requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on
Schedule 4.13 attached hereto, and rights granted to FNDB or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Within the three year period immediately prior to the date of this Agreement, neither the business of FNDB or any of its subsidiaries made use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 4.13 and rights granted to FNDB or any of its subsidiaries pursuant to agreements listed on Schedule 4.13. Except as otherwise set forth on Schedule 4.13, either FNDB or any of its subsidiaries owns all right, title and interest in the Intellectual Property listed on Schedule 4.13 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on
Schedule 4.13 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 4.13, no claim adverse to the interests of FNDB or any of its subsidiaries in the Intellectual Property or agreements listed on
Schedule 4.13 has been made in litigation. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of FNDB or any of its subsidiaries in any of the Intellectual Property or agreements listed on Schedule 4.13. Except as set forth on Schedule 4.13, no litigation is pending wherein FNDB or any of its subsidiaries is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been asserted or threatened against FNDB or any of its subsidiaries, nor are there any facts that would give rise to such a claim. For purposes of this Section 4.13, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. The Principal Shareholders will transfer any Intellectual Property owned by them and used in FNDB or any of its subsidiaries' business to Be Safe.

         4.14 Compliance with Laws. Neither FNDB nor any of its subsidiaries, nor to the knowledge of FNDB, the Principal Shareholders, any officer, director or employee of FNDB or any of its subsidiaries is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of FNDB or any of its subsidiaries or their respective properties or assets. Neither the Principal Shareholders, FNDB nor any of its subsidiaries, nor to the knowledge of FNDB, any officer, director or employee of either FNDB or any of its subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) FNDB's Business or Property; (ii) the business proposed to be conducted by Be Safe after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conduct of FNDB's Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Principal Shareholders or FNDB, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on FNDB's Business or Property or the business to be conducted by Be Safe after the consummation of the transactions contemplated by this Agreement. Schedule 4.14 contains a list of all Permits. Except as set forth on Schedule 4.14, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         4.15     Employment Relations.

         (a) FNDB and each of its subsidiaries is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

         (b) no unfair labor practice complaint against FNDB or any of its subsidiaries is currently pending before the National Labor Relations Board nor has such a complaint been pending in the last two years;

         (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving FNDB or any of its subsidiaries nor has one existed during the last two years;

         (d) no representation question exists respecting the employees of FNDB or any of its subsidiaries;

         (e) no grievance which might have an adverse effect upon FNDB or any of its subsidiaries or the conduct of FNDB's Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

         (f) Neither FNDB nor any of its subsidiaries is a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of FNDB or any of its subsidiaries and no collective bargaining agreement or similar agreement is currently being negotiated by FNDB or any of its subsidiaries; and

         (g) Neither FNDB nor any of its subsidiaries has experienced any labor difficulty during the last two years. There has not been, and to the best knowledge, information and belief of the Principal Shareholders there will not be, any adverse change in relations with employees of FNDB or any of its subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

         4.16     Employee Benefit Plans.

         (a) Schedule 4.16 contains a true and complete list and accurate description of each employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained currently or at any time by FNDB or any other organization which as of the Closing Date is a member of a controlled group of organizations within the meaning of
                  Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, (the "Code"), of which FNDB is a member (an "ERISA Affiliate"), or to which FNDB or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time.
                  Schedule 4.16 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Plan"), maintained currently or at any time by FNDB or any ERISA affiliate or to which FNDB or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule
                  4.16 are collectively referred to herein as the "Plans." Neither FNDB nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to: (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

         (b) With respect to each current Plan, Be Safe has been provided heretofore with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the IRS; (iii) the most recent financial statement; (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code
                  Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

         (c) Except as set forth on Schedule 4.16, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and requirements for the continuation of group health insurance. Neither FNDB, any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by FNDB or any ERISA Affiliate under each Plan have been performed, and FNDB is not in violation of the terms of any Plan, nor does FNDB or the Shareholders have any knowledge of any existing violation by any other party of any term or requirement of or applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

         (d) No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by any of FNDB's or any ERISA Affiliate's current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by FNDB or any ERISA Affiliate to which FNDB contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any governmental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute: (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by FNDB or any ERISA affiliate, or to which FNDB or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

         (e) Neither FNDB nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

         4.17     Environmental Laws and Regulations.

         (a) Neither FNDB nor any of its subsidiaries has generated, transported or disposed of any hazardous material (defined below) during the past three years.

         (b) Neither FNDB nor any of its subsidiaries has Hazardous Materials at any site or facility owned or operated presently or at any previous time by FNDB or any of its subsidiaries.

         FNDB and its subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Neither FNDB nor any of its subsidiaries has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which FNDB or the Principal Shareholders reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against FNDB or any of its subsidiaries relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which FNDB or the Principal Shareholders believes might have an adverse effect on the business, results of operations, financial condition or prospects of FNDB and its subsidiaries taken as a whole.

         For purposes of this Section 4.17, the following terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601--5657, and any amendments thereto ("CERCLA"); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto ("RCRA"); and (iii) any similar federal, state or local environmental statute; and (B) "Environmental Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against FNDB.

         4.18 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreement, except as set forth on Schedule 4.18 attached hereto, as of the date of closing no officer or director of FNDB or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of FNDB. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.18.

         4.19 Powers of Attorney and Compensation of Employees. Set forth on
Schedule 4.19 attached hereto is an accurate and complete list showing (a) the names of all persons, if any, holding powers of attorney from FNDB or any of its subsidiaries and a summary statement of the terms thereof; and (b) the names and current salaries, including bonus and fringe benefits (other than those described on Schedule 4.16 hereto) of all officers and of all persons whose compensation from FNDB or any of its subsidiaries for the calendar year to date ended on the Financial Statement date exceeded an annualized rate of $100,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         4.20 No Changes Since Financial Statement Date. Since the Financial Statement date, FNDB has not:

         (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Financial Statement of more than $100,000 in the aggregate;

         (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

         (c) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

         (d) made any single capital expenditure or commitment therefor, in excess of $50,000 or made aggregate capital expenditures and commitments therefor in excess of $100,000;

         (e) except as set forth on Schedule 4.20(e), declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

         (f) except as set forth on Schedule 4.20(f), made any bonus or profit sharing distribution or payment of any kind;

         (g) increased its indebtedness for borrowed money, or made any loan to any Person;

         (h) written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $25,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to FNDB on a consolidated basis;

         (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedules 4.16 and 4.20;

         (j)      canceled or waived any claims or rights of substantial value;

         (k) made any change in any method of accounting or auditing practice;

         (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

         (m) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in FNDB's Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Financial Statement date;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the Financial Statement date;

         (o) suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

         (p)      agreed, whether or not in writing, to do any of the foregoing.

         4.21 Certain Business Practices. No officer, director, shareholder, employee, agent or other representative of FNDB or any of its subsidiaries, or any person acting on behalf of FNDB, has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder FNDB or any of its subsidiaries in connection with an actual or proposed transaction.

         4.22 Subsidiaries. Except as set forth on Schedule 4.22, FNDB has no subsidiaries or interest in any corporation, partnership, joint venture or other entity.

         4.23 Disclosure. To the best of Principal Shareholder's knowledge and belief, neither this Agreement, nor the Financial Statements referred to in
Section 4.3 hereof, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholders or by or on behalf of any of FNDB's directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Principal Shareholders or FNDB which could materially and adversely affect the business, prospects or financial condition of FNDB or any of its subsidiaries or their respective properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in Section 4.3 hereof (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Shareholder or by or on behalf of any of FNDB's directors or officers in connection with the transactions contemplated by this Agreement.

         4.24 Broker's or Finder's Fees. Except for the persons/entities listed on Schedule 4.24, no agent, broker, person or firm acting on behalf of the Principal Shareholders or FNDB is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

         4.25 Copies of Documents. The Principal Shareholders have caused to be made available for inspection and copying by Be Safe and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.


                                    ARTICLE 5

                           REPRESENTATIONS OF BE SAFE

         Be Safe represents, warrants and agrees as follows:

         5.1 Organization and Corporate Power. Be Safe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a materially adverse effect upon Be Safe. Be Safe has all requisite corporate power and authority to conduct its business as now being conducted and to own and lease the properties which it now owns and leases. Be Safe's Articles of Incorporation as amended to date, certified by the Delaware Secretary of State, and the By-laws of Be Safe, certified by the President and the Secretary of Be Safe, which have been delivered to the Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

         5.2 Authorization. Be Safe has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the Be Safe Shares with the Shareholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of Be Safe, which authorizations remain in full force and effect, have been duly executed and delivered by Be Safe, and no other corporate proceedings on the part of Be Safe are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of Be Safe and is enforceable with respect to Be Safe in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by Be Safe of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which Be Safe is a party or by which Be Safe or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of Be Safe. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by Be Safe of the transactions contemplated by this Agreement.

         5.3 Capitalization. The authorized capital stock of Be Safe consists of 20,000,000 shares of Common Stock, $.0001 par value. As of the date of this Agreement there are 4,535,000 shares of Be Safe's Common Stock issued and outstanding. All of the outstanding shares of Be Safe's Common Stock have been, and all of Be Safe's Common Stock to be issued and sold to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, rights, agreements or commitments of any character obligating Be Safe contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

         5.4      Financial Statements.

         (a) Be Safe's financial statements contained in its Form 10-KSB filing for the fiscal year ended December 31, 2000, its Form 10-QSB filings for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, (collectively "Be Safe's Financial Statements") are complete in material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. Be Safe's Financial Statements accurately set out and describe the financial condition and operating results of Be Safe as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in Be Safe's Financial Statements, Be Safe has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2000 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in Be Safe's Financial Statements. Be Safe maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         (b) The unaudited balance sheet of Be Safe as of September 30, 2001 and related income statement for the nine months ended September, 2001 (the "Be Safe's Interim Financial Statements") are annexed hereto as Schedule 5.4. Be Safe's Interim Financial Statements were carefully prepared from the books and records of Be Safe, and although Be Safe's Interim Financial Statements are not audited and do not contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of Be Safe and the results of its operations, for the respective periods indicated and reflect all necessary accruals, all in conformity with GAAP applied on a consistent basis. The Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

         (c) Except as set forth in Schedule 5.4, since September 30, 2001 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Be Safe whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of Be Safe and to the best knowledge, information and belief of Be Safe, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         5.5 Subsidiaries. Be Safe has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever except set forth in Schedule 5.5.

         5.6. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the most recent balance sheet included in the Be Safe's Financial Statements, Be Safe has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of Be Safe. Except as disclosed on Schedule 5.6 hereto, there are no material changes in the business of Be Safe. At Closing, after giving effect to the Split-Off Agreement, Be Safe shall have no assets and no liabilities.

         5.7 No Pending Material Litigation or Proceedings. Except as set forth on Schedule 5.7, there are no actions, suits or proceedings pending or, to the best of Be Safe's knowledge, threatened against or affecting Be Safe (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of Be Safe in connection with the business, operations or affairs of Be Safe, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of Be Safe, or which might prevent the sale of the transactions contemplated by this Agreement. Be Safe is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

         5.8 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by Be Safe in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

         5.9 Tax Returns and Payments. All tax returns and reports, including, without limitation, all foreign returns and reports, of Be Safe required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of Be Safe which are due and payable have been paid, except as otherwise reflected in the Financial Statements. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by Be Safe.

         5.10 Compliance with Law and Government Regulations. Be Safe is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which Be Safe is subject. Without limiting the generality of the foregoing, Be Safe has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the "1933 Act") and Securities Exchange Act of 1934 (the "1934 Act") including all periodic reports required under the Section 13 or 15 of the Exchange Act. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

         5.11 Books and Records. The minute books of Be Safe, all the contents of which have been previously made available to FNDB and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of Be Safe. Except as set forth on Schedule 5.11 attached hereto, Be Safe does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Be Safe.

         5.12     Title to Properties; Encumbrances.

         (a) Except as set forth on Schedule 5.12 attached hereto, Be Safe has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in the Schedules hereto; and (b) all of the properties and assets purchased by Be Safe since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 5.12 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements;
                  (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Be Safe in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 5.12 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

         (b) The rights, properties and other assets presently owned, leased or licensed, by Be Safe reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statement include all rights, properties and other assets necessary to permit Be Safe to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by Be Safe are in satisfactory condition and repair, other than ordinary wear and tear.

                  No structure or improvement on the real property leased by Be Safe, whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

         5.13 Leases. Schedule 5.13 attached hereto, contains an accurate and complete list and description of the terms of all leases to which either Be Safe or any of its subsidiaries is a party (as lessee or lessor). Each lease set forth on Schedule 5.13 (or required to be set forth on Schedule 5.13) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Neither Be Safe nor any of its subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge, information and belief of Be Safe, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by Be Safe or any of its subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

         5.14 Material Contracts. Except as set forth on Schedule 5.14 attached hereto, neither Be Safe or its subsidiaries has nor is bound by:

         (a) any agreement, contract or commitment relating to the employment of any person by Be Safe or its subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

         (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

         (c) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

         (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

         (e) any management service, consulting or any other similar type contract;

         (f) any agreement, contract or commitment limiting the freedom of Be Safe or any subsidiary to engage in any line of business or to compete with any Person;

         (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

         (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of Be Safe or any subsidiary; or

         (i) any agreement, contract or commitment not reflected in the Financial Statement under which Be Safe or any subsidiary is obligated to make cash payments of, or deliver products or render services with a value greater than $50,000 individually or $100,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $50,000 individually or $100,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of Be Safe.

         Each contract or agreement set forth on Schedule 5.14 (or not required to be set forth on Schedule 5.14) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Neither Be Safe or any subsidiary has violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.14 (or not required to be set forth on Schedule 5.14) in any material respect, and, to the best knowledge, information and belief of Be Safe, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.14, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

         5.15 Restrictive Documents. Other than as set forth on Schedule 5.15 attached hereto, neither Be Safe or any subsidiary, nor Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of Be Safe or any of its assets or property ("Be Safe's Property", which for the purposes of this Agreement includes the assets and property of all of Be Safe's subsidiaries), or which would prevent consummation of the transactions contemplated by this Agreement, or the continued operation of "Be Safe's Business" after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of Be Safe to conduct business in any area.

         5.16 Taxes. Except as set forth on Schedule 5.16, Be Safe and each of its subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, Be Safe. Such returns and reports reflect accurately all liability for taxes of Be Safe for the periods covered thereby. Except as set forth on Schedule 5.16, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, Be Safe and each of its subsidiaries, have been fully paid and fully provided for in the books and financial statements of Be Safe. No examination of any tax return of Be Safe or of its subsidiaries, is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Be Safe. Schedule 5.16 attached hereto lists all tax sharing contracts, agreements or arrangements to which Be Safe is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to Be Safe.

         5.17 Liabilities. Except as set forth on Schedule 5.17, Be Safe on a consolidated basis has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistently with past practice, other than liabilities incurred subsequent to the Financial Statement date in the ordinary course of business not exceeding $50,000 individually or $100,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. Be Safe is not in default in respect of the terms or conditions of any indebtedness.

         5.18 Compliance with Laws. Neither Be Safe nor any of its subsidiaries, nor to the knowledge of Be Safe, any officer, director or employee of Be Safe or any of its subsidiaries is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of Be Safe or any of its subsidiaries or their respective properties or assets. Neither Be Safe nor any of its subsidiaries, nor to the knowledge of Be Safe, any officer, director or employee of either Be Safe or any of its subsidiaries is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) Be Safe's Business or Property; (ii) the business proposed to be conducted by FNDB after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conduct of Be Safe's Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of Be Safe, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on Be Safe's Business or Property or the business to be conducted by Be Safe after the consummation of the transactions contemplated by this Agreement. Schedule 5.18 contains a list of all Permits. Except as set forth on Schedule 5.18, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         5.19     Employment Relations.

         (a) Be Safe and each of its subsidiaries is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

         (b) no unfair labor practice complaint against Be Safe or any of its subsidiaries is currently pending before the National Labor Relations Board nor has such a complaint been pending in the last two years;

         (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Be Safe or any of its subsidiaries nor has one existed during the last two years;

         (d) no representation question exists respecting the employees of Be Safe or any of its subsidiaries;

         (e) no grievance which might have an adverse effect upon Be Safe or any of its subsidiaries or the conduct of Be Safe's Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted;

         (f) Neither Be Safe nor any of its subsidiaries is a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of Be Safe or any of its subsidiaries and no collective bargaining agreement or similar agreement is currently being negotiated by Be Safe or any of its subsidiaries; and

         (g) Neither Be Safe nor any of its subsidiaries has experienced any labor difficulty during the last two years. There has not been any adverse change in relations with employees of Be Safe or any of its subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

         5.20     Employee Benefit Plans.

         (a) Schedule 5.20 contains a true and complete list and accurate description of each employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained currently or at any time by Be Safe or any other organization which as of the Closing Date is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, (the "Code"), of which Be Safe is a member (an "ERISA Affiliate"), or to which Be Safe or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. Schedule 5.20 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Plan"), maintained currently or at any time by FNDB or any ERISA affiliate or to which Be Safe or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule 5.20 are collectively referred to herein as the "Plans." Neither Be Safe nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to: (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or
                  (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

         (b) With respect to each current Plan, FNDB has been provided heretofore with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the IRS; (iii) the most recent financial statement; (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code
                  Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

         (c) Except as set forth on Schedule 5.20, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and requirements for the continuation of group health insurance. Neither Be Safe, any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by Be Safe or any ERISA Affiliate under each Plan have been performed, and Be Safe is not in violation of the terms of any Plan, nor does Be Safe have any knowledge of any existing violation by any other party of any term or requirement of or applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

         (d) No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by Be Safe's or any ERISA Affiliate's current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by Be Safe or any ERISA Affiliate to which Be Safe contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any governmental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute: (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by Be Safe or any ERISA affiliate, or to which Be Safe or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

         (e) Neither Be Safe nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

         5.21     Environmental Laws and Regulations.

         (a) Neither Be Safe nor any of its subsidiaries has generated, transported or disposed of any hazardous material (defined below) during the past three years.

         (b) Neither Be Safe nor any of its subsidiaries has Hazardous Materials at any site or facility owned or operated presently or at any previous time by Be Safe or any of its subsidiaries.

         Be Safe and its subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Neither Be Safe nor any of its subsidiaries has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which Be Safe reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against Be Safe or any of its subsidiaries relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which Be Safe believes might have an adverse effect on the business, results of operations, financial condition or prospects of Be Safe and its subsidiaries taken as a whole.

         For purposes of this Section 5.21, the following terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601--5657, and any amendments thereto ("CERCLA"); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto ("RCRA"); and (iii) any similar federal, state or local environmental statute; and (B) "Environmental Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Be Safe.

         5.22 Interests in Clients, Suppliers, Etc. At closing and in accordance with the respective employment agreement, except as set forth on Schedule 5.22 attached hereto, as of the date of closing no officer or director of Be Safe or any of its subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Be Safe. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 4.22.

         5.23 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Be Safe is, or will be, entitled to any commission or broker's or finder's fees from FNDB or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.


                                    ARTICLE 6

                       CONDITIONS TO BE SAFE'S OBLIGATIONS

         The exchange of the FNDB Shares by Be Safe on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

         6.1 Good Standing and Other Certificates. FNDB shall have delivered to Be Safe:

         (a) copies of certificates of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

         (b) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that FNDB is in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

         (c) a copy of the bylaws each of FNDB, certified by the Secretary as being true and correct and in effect on the Closing Date.

         (d) a resolution of FNDB's Board of Directors certified by their respective Secretary approving the transactions contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

         6.2 Officer Certificate. FNDB shall deliver to Be Safe a certificate of its President stating the following:

         (a) Certain Agreements. Except as listed on Schedule 4.7 hereto there are no management or consulting agreements with any third parties to provide these services to FNDB or any of its subsidiaries.

         (b) No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of FNDB or any of its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

         (c) Truth of Representations and Warranties. The representations and warranties of FNDB contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         (d) Performance of Agreements. All of the agreements of each of FNDB or any of its subsidiaries to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         (e) No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         6.3 Chief Financial Officer's Letter. Be Safe shall have received a letter, dated the Closing Date, from FNDB's Chief Financial Officer, in form and substance satisfactory to them, to the effect set forth in Exhibit 2 attached hereto.

         6.4 Governmental Approvals. Except with respect to telecommunications licenses, all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Be Safe and their counsel, and Be Safe shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         6.6 Audited Financial Statements. The completion and delivery of FNDB's financial statements together with an unqualified auditors report (except as to going concern).

         6.7 Closing. The transactions contemplated by this Agreement shall have been consummated by November 30, 2001 or as soon thereafter as is reasonably possible, but no later than December 15, 2001.


                                    ARTICLE 7

                        CONDITIONS TO THE OBLIGATIONS OF
                            THE SHAREHOLDERS AND FNDB

         The obligations of the Shareholders and FNDB on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

         7.1 Opinion of Be Safe's Counsel. Be Safe shall have furnished the Shareholders and FNDB with an opinion, dated the Closing Date, of Sommer & Schneider LLP; to the effect set forth in Exhibit 4 attached hereto.

         7.2 Good Standing Certificates. Be Safe shall have delivered to the
Shareholders:

         (a) copies of the Articles of Incorporation of Be Safe, including all amendments thereto, certified by the Secretary of State of the State of Delaware;

         (b) certificates from the Secretary of State of the State of Delaware to the effect that Be Safe is in good standing in such State and listing all charter documents, including all amendments thereto, of Be Safe on file; and

         (c) a resolution of Be Safe's Board of Directors certified by its Secretary, approving the transactions contemplated hereby and authorizing the President and Secretary of each entity to execute this Agreement and all documents necessary to consummate the sale of the Shares.

         7.3 Truth of Representations and Warranties. The representations and warranties of Be Safe contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Be Safe shall have delivered to FNDB an officer's certificate, dated the Closing Date, stating the following:

         (a) Certain Agreements. Except as listed on schedules hereto there are no management or consulting agreements with any third parties to provide these services to Be Safe or any of its subsidiaries.

         (b) No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Be Safe or any of its subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

         (c) Truth of Representations and Warranties. The representations and warranties of Be Safe contained in this Agreement or in any Schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         (d) Performance of Agreements. All of the agreements of each of Be Safe or any of its subsidiaries to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         (e) No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         7.4 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         7.5 Performance of Agreements. All of the agreements of Be Safe to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and Be Safe shall have delivered to FNDB a certificate, dated the Closing Date, to such effect.

         7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to FNDB and its counsel, and FNDB shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.7 Board Representation. At Closing, or as soon thereafter as is reasonably practicable, Jordan Erber, Kathleen LaVeglia and Robert Dehmer shall resign from the Board of Directors of Be Safe, after nominating Terry M. Haynes as a director.

         7.8 Closing. The transactions contemplated by this Agreement shall have been consummated by November 30, 2001 or as soon thereafter as is reasonably possible, but no later than December 15, 2001.


                                    ARTICLE 8

                           SURVIVAL OF REPRESENTATIONS

         The respective representations, warranties, covenants and agreements of the Shareholders, FNDB and Be Safe contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.


                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Knowledge of the Shareholders, FNDB or Be Safe. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, FNDB or Be Safe and the Shareholders and Be Safe, as the case may be, confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         9.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

         9.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Florida, or in the United States District Court for the Tampa, Florida area, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

         9.5 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         9.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of Be Safe and FNDB to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to FNDB and Be Safe and to file a Form 8-K report and a 14(f)1 with the Securities and Exchange Commission containing this agreement and all exhibits and schedules hereto.

         9.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

         If to Be Safe:

                  Be Safe Services, Inc.              Telephone:  (718) 651-5400
                  Attn:  Jordan Erber                 Facsimile:  (718) 397-1857
                  62-45 Woodhaven Boulevard
                  Rego Park, NY  11374

         with a required copy to:

                  Joel C. Schneider, Esq.             Telephone:  (516) 228-8181
                  Sommer & Schneider LLP              Facsimile:  (516) 228-8211
                  595 Stewart Avenue, Suite 710
                  Garden City, NY  11530

         If to FNDB:

                  First National Data Bank, Inc.      Telephone:  (727) 258-0017
                  Attn:  Barry Shevlin, COO           Facsimile:  (727) 258-0040
                  989 Georgia Avenue
                  Palm Harbor, FL  34685


         9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         9.10 Entire Agreement. This Agreement, including the Schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Be Safe, the Shareholders and FNDB.

         9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

         9.14 Cooperation After Closing.From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.


                                   ARTICLE 10

                                    COVENANTS

         10.1 Access to Information. Each of FNDB and Be Safe agrees that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of FNDB or Be Safe and their respective subsidiaries, as applicable, and such examination of the books, records and financial condition of FNDB or Be Safe (and their respective subsidiaries), as applicable, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of FNDB and Be Safe shall cooperate, and shall cause their respective subsidiaries to cooperate, fully therein. No investigation by FNDB or Be Safe prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of Be Safe and FNDB may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of FNDB or Be Safe (and their respective subsidiaries), as applicable, FNDB and Be Safe shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of FNDB or Be Safe, as applicable, to cooperate fully with such representatives in connection with such review and examination.

         10.2 Conduct of Be Safe's and FNDB's Respective Businesses Pending the Closing.

         (a) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, FNDB and each of its subsidiaries shall and Be Safe shall, and shall cause its subsidiaries to:

                  (i) conduct its business only in the ordinary course consistent with past practice;

                  (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it ;

                  (iii) maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (iv) (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

                  (v)      comply in all material respects with applicable Laws.

         (b) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, FNDB and each of its subsidiaries shall not and Be Safe shall not, and shall cause its subsidiaries not to:

                  (i) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

                  (ii)     (a)      in the case of Be Safe, transfer, issue
                                    (except issuances of shares upon the
                                    exercise of outstanding warrants, options and convertible debentures), sell or dispose of any shares of its capital stock or other securities of itself or its subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself or any of its subsidiaries;

                           (b) in the case of FNDB, issue, sell or dispose of any shares of its capital stock or other securities of itself or its subsidiaries, or grant options, warrants, calls or other rights to purchase any capital stock of itself or any of its subsidiaries.

                  (iii) effect any recapitalization, reclassification, stock split or like change in its capitalization except, in the case of Be Safe, as is required pursuant to this Agreement or authorize the issuance of the Shares (including securities convertible into shares of Be Safe Stock);

                  (iv) amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents;

                  (v) (A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it or any of its subsidiaries to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice,
                           (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its or its subsidiaries' directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

                  (vi) except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $100,000 (it being understood that(1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies of any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (vii) except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

                  (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any material properties or assets, or its rights to any of the foregoing (except for fair consideration in the ordinary course of business consistent with past practice);

                  (ix) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

                  (x) enter into any commitment for capital expenditures in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

                  (xi) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

                  (xii) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice.

                  (xiii) transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $25,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

                  (xiv) agree to do anything prohibited by this Section 10.2 or anything which would make any of the representations and warranties of Be Safe or the FNDB in this Agreement or Be Safe Documents or FNDB Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

         10.3     Consents and Approvals.

         (a) FNDB and Be Safe shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that neither FNDB nor Be Safe shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

         (b) Promptly following the date of this Agreement, Be Safe shall prepare and file with the Securities and Exchange Commission an information statement pursuant to Regulation 14f-1 under the Securities Exchange Act of 1934 (such information statement, as amended or supplemented from time to time, being hereinafter referred to as the "Information Statement"), and shall use its best efforts to cause the Information Statement to be mailed to its stockholders at such time and in such manner as permits the notification to be sent as promptly as practicable. FNDB shall furnish all information as may be reasonably requested by Be Safe and, in any case, as required with respect to Be Safe by Regulation 14f-1 under the Securities Exchange Act of 1934, as amended, for inclusion in the Information Statement. The information provided by Be Safe and FNDB, respectively, for use in the Information Statement shall, on the date when the Information Statement is first mailed to Be Safe's stockholders, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and Be Safe and FNDB each agree to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading.

         (c) Be Safe shall notify its shareholders that the Board of Directors have approved the change of control. The Information Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Information Statement shall be made by Be Safe without the prior written approval of FNDB unless Be Safe determines such amendment or supplement is required by law.

         10.4 Other Actions. Each of FNDB and Be Safe shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

         10.5 Publicity. Neither FNDB nor Be Safe shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Be Safe or FNDB, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Be Safe or FNDB (or any Affiliates thereof) lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use commercially reasonable efforts consistent with such applicable Law to consult wit the other party with respect to the text thereof.

         10.6 Tax and Accounting Matters. Within 10 days following the date hereof, FNDB will deliver to Be Safe (i) the Interim Statements, together with an qualified audit report thereon by FNDB's independent public accountants and
(ii) an audited pro forma balance sheet of FNDB as of September 30, 2001 after giving effect to the transactions contemplated by this Agreement.


                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, each of Be Safe, the Shareholders and FNDB have executed this Agreement, all as of the day and year first above written.


                                            BE SAFE SERVICES, INC.


                                            By:      /s/ Jordan Erber
                                                    ---------------------------
                                                     Jordan Erber
                                                     President and Director


                                            FIRST NATIONAL DATA BANK, INC.


                                            By:      /s/ Terry M. Haynes
                                                    ---------------------------
                                                     Terry M. Haynes
                                                     President and Director



   THE PRINCIPAL SHAREHOLDERS:                            No. of Shares of FNDB
   --------------------------                             ---------------------




   /s/ Terry M. Haynes                                           1,350,000
   -----------------------------------------
   Terry M. Haynes


   /s/ Barry L. Shevlin                                          1,071,500
   -----------------------------------------
   Barry L. Shevlin


   TBC Investments, Inc.

   By:  /s/ Teresa Crowley                                         750,000
        ------------------------------------
           Teresa Crowley
           Its President


   /s/ Stacy Bagley                                                450,000
   -----------------------------------------
   Stacy Bagley



   THE PRINCIPAL SHAREHOLDERS:                            No. of Shares of FNDB
   --------------------------                             ---------------------



   Premier Ventures, Inc.

   By:   /s/ D. Jerry Diamond                                      300,000
        ------------------------------------
            D.  Jerry Diamond
            Its President


   BKR Investments, Inc.

   By:  /s/ Brendon Rennert                                        100,000
        ------------------------------------
           Brendon Rennert
           Its President


   Daedalus Consulting, Inc.

   By:   /s/ Hans C. Beyer                                         100,000
        ------------------------------------
           Hans C. Beyer
           Its President


   Deer in the Headlights Graphics, Inc.

   By:  /s/ Deecembra Osowski                                      300,000
       -------------------------------------
           Deecembra Osowski
           Its President


   Soho Transportation, Inc.

   By:   /s/ Brendon Rennert                                       250,000
       -------------------------------------
           Brendon Rennert
           Its President


   /s/ Scott Hooten                                                554,200
   -----------------------------------------
   Scott Hooten


   THE SHAREHOLDERS:                                      No. of Shares of FNDB
   ----------------                                       ---------------------

   /s/ Bradley Davidson                                             55,000
   -----------------------------------------
   Bradley Davidson

   /s/ Ronald Rule                                                 255,000
   -----------------------------------------
   Ronald Rule

   /s/ Joseph Noble                                                 20,000
   -----------------------------------------
   Joseph Noble

   /s/ Joseph A. Gonzales                                           16,000
   -----------------------------------------
   Joseph A. Gonzales


   Vision Technologies, Inc.

   By:  /s/ Ronald Rule                                              2,800
        ------------------------------------
           Ronald Rule
           Its President


   /s/ Victor Lyons                                                250,000
   -----------------------------------------
   Victor Lyons


   L2 Technologies, Inc.

   By:  /s/ Steve Ledford                                           20,000
       -------------------------------------
           Steve Ledford
           Its President


   Vision Multimedia Solutions, Inc.

   By:  /s/ Ronald Rule                                             10,000
        ------------------------------------
           Ronald Rule
           Its President


   /s/ Roger O. Mills                                               10,000
   -----------------------------------------
   Roger O. Mills

   THE SHAREHOLDERS:                                      No. of Shares of FNDB
   ----------------                                       ---------------------



   /s/ Harold C. Bray                                               32,000
   -----------------------------------------
   Harold C. Bray


   /s/ Bronson Mela                                                 10,000
   -----------------------------------------
   Bronson Mela


   /s/ Mario J. Scarpa                                              10,000
   -----------------------------------------
   Mario J. Scarpa


   /s/ Jess G. Tucker                                               20,000
   -----------------------------------------
   Jess G. Tucker


   /s/ Robert P. Thompson                                           10,000
   -----------------------------------------
   Robert P. Thompson


   /s/ Richard L. Bradley                                           18,000
   -----------------------------------------
   Richard L. Bradley


   /s/ John Zahnleuter                                               2,000
   -----------------------------------------
   John Zahnleuter


   /s/ A Lloyd Buker                                                 1,000
   -----------------------------------------
   A. Lloyd Buker


   /s/ David M. Huber                                                1,000
   -----------------------------------------
   David M. Huber


   /s/ Mark L. Goodman                                               1,000
   -----------------------------------------
   Mark L. Goodman



   THE SHAREHOLDERS:                                      No. of Shares of FNDB
   ----------------                                       ---------------------


   /s/ Bobby G. Propes                                               1,000
   -----------------------------------------
   Bobby G. Propes


   /s/ Ronald J. Rule and Tammie D. Rule                             1,000
   -----------------------------------------
   Ronald J. Rule and Tammie D. Rule


   /s/ Anthony Parisi                                                2,000
   -----------------------------------------
   Anthony Parisi


   /s/ David DeSerio                                                 2,000
   -----------------------------------------
   David DeSerio